Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Managing Partner

(646) 277-1254

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2019 FOURTH QUARTER AND FULL-YEAR RESULTS

•	Increased Same Store Sales 1.2% in FY 2019

•	FY 2019 EPS of $0.40

•	Declares Quarterly Cash Dividend of $0.05 per Share

EL SEGUNDO, Calif., February 25, 2020 — Big 5 Sporting Goods Corporation (Nasdaq: BGFV) (the “Company”), a leading sporting goods retailer, today reported financial results for the fiscal 2019 fourth quarter and full year ended December 29, 2019.

For the fiscal 2019 full year, as previously reported, net sales were $996.5 million, compared to net sales of $987.6 million for the fiscal 2018 full year. Same store sales increased 1.2% in fiscal 2019 versus the prior year. Net income for fiscal 2019 was $8.4 million, or $0.40 per diluted share. Net loss for fiscal 2018 was $3.5 million, or $0.17 per basic share, including charges of $0.09 per basic share as previously reported.

As previously reported, net sales for the fiscal 2019 fourth quarter were $244.1 million compared to net sales of $247.1 million for the fourth quarter of fiscal 2018. Same store sales decreased 0.6% for the fourth quarter of fiscal 2019.

Gross profit for the fiscal 2019 fourth quarter increased 9.4% to $77.0 million, compared to $70.4 million in the fourth quarter of the prior year. The Company’s gross profit margin was 31.6% in the fiscal 2019 fourth quarter versus 28.5% in the fourth quarter of the prior year. The increase in gross profit margin largely reflects an increase in merchandise margins of 239 basis points and higher distribution costs capitalized into inventory for the quarter.

Selling and administrative expense as a percentage of net sales was flat versus the prior year at 30.9% in the fiscal 2019 fourth quarter. Overall selling and administrative expense for the quarter decreased $0.7 million from the prior year primarily due to lower print advertising expense in the quarter and contract termination charges in the prior year. This was partially offset by higher employee labor and benefit-related expenses during the quarter.

Net income for the fourth quarter of fiscal 2019 was $0.4 million, or $0.02 per diluted share, which includes an after-tax charge of $0.3 million, or $0.02 per diluted share, for asset impairment. Excluding this charge, fourth quarter earnings were $0.04 per diluted share, at the high-end of the Company’s previously issued guidance range of $0.02 to $0.04 per diluted share. Net loss for the fourth quarter of fiscal 2018 was $5.1 million, or $0.24 per basic share, including charges of $0.08 per basic share as previously reported.

Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer, said, “Our strong fiscal fourth quarter performance highlights a successful fiscal 2019 that included positive same store sales growth and a meaningful increase in net income. These results were driven in part by our team’s ongoing focus on actively managing expenses and merchandise selection, coupled with pricing and promotional strategies that contributed to a notable expansion of merchandise margins over the back half of the year. Additionally, our model’s unique combination of value, selection, service and convenience allowed us to take advantage of seasonal demand, particularly during key periods of favorable weather.”

Mr. Miller continued, “Looking at the start to 2020, we are facing very challenging comparisons against extraordinary sales of winter-related products in the first quarter of 2019, driven by last year’s highly favorable winter weather conditions across our markets. This year, winter weather conditions have softened substantially over the course of the first quarter, and consequently same store sales are currently running down approximately 10% compared to the approximately 10% increase that we experienced during the comparable period last year. Over the balance of the quarter, sales comparisons will ease, and we believe we are positioned to improve on our current sales trends as we transition into spring. Although our quarter-to-date sales have been challenged, our merchandise margins are running up approximately 75 basis points, as we continue to benefit from the strategies that drove margin expansion over the second half of 2019.”

Quarterly Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.05 per share of outstanding common stock, which will be paid on March 20, 2020 to stockholders of record as of March 6, 2020.

Guidance

For the fiscal 2020 first quarter, the Company expects same store sales to decrease in the mid-to-high-single-digit range and expects to realize a loss per basic share in the range of $0.15 to $0.25, compared to a same store sales increase of 4.6% and earnings per diluted share of $0.08 in the first quarter of fiscal 2019, including a charge of $0.02 per diluted share for the write-off of deferred tax assets related to share-based compensation.

Store Openings

During the fourth quarter of fiscal 2019, the Company opened one store and relocated one store, ending fiscal 2019 with 434 stores in operation. During the fiscal 2020 first quarter, the Company expects to close three stores and does not expect to open any new stores. For the fiscal 2020 full year, the Company currently anticipates opening approximately five new stores and closing approximately five stores.

Conference Call Information

The Company will host a conference call and audio webcast today, February 25, 2020, at 2:00 p.m. Pacific (5:00 p.m. Eastern), to discuss financial results for the fourth quarter and full year of fiscal 2019. To access the conference call, participants in North America may dial (877) 407-9039 and international participants may dial (201) 689-8470. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephonic replay will be available through March 3, 2020 by calling (844) 512-2921 to access the playback; the passcode is 13699207.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 434 stores under the “Big 5 Sporting Goods” name as of the fiscal quarter ended December 29, 2019. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, winter and summer recreation and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, changes in the consumer spending environment, fluctuations in consumer holiday spending patterns, increased competition from e-commerce retailers, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, disruption in product flow, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, increases in labor and benefit-related expense, changes in laws or regulations, including those related to tariffs and duties, public health issues, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, risks related to Big 5’s leveraged financial condition, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

# # #

FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	December 29, 2019	December 30, 2018
ASSETS
Current assets:
Cash	$8,223	$6,765
Accounts receivable, net of allowances of $58 and $28, respectively	13,646	14,184
Merchandise inventories, net	309,315	294,900
Prepaid expenses	9,680	9,224

Total current assets	340,864	325,073

Operating lease right-of-use assets, net	262,588	—
Property and equipment, net	68,414	76,488
Deferred income taxes	13,619	14,543
Other assets, net of accumulated amortization of $2,043 and $1,772, respectively	3,315	3,457

Total assets	$688,800	$419,561

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$83,655	$80,613
Accrued expenses	64,935	67,659
Current portion of operating lease liabilities	71,542	—
Current portion of finance lease liabilities	2,678	2,322

Total current liabilities	222,810	150,594

Operating lease liabilities, less current portion	206,806	—
Finance lease liabilities, less current portion	4,787	4,823
Long-term debt	66,559	65,000
Deferred rent, less current portion	—	14,615
Other long-term liabilities	7,466	9,668

Total liabilities	508,428	244,700

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 25,314,289 and 25,074,307 shares, respectively; outstanding 21,664,076 and 21,424,094 shares, respectively	252	250
Additional paid-in capital	120,054	118,351
Retained earnings (1)	102,593	98,787
Less: Treasury stock, at cost; 3,650,213 shares	(42,527)	(42,527)

Total stockholders’ equity	180,372	174,861

Total liabilities and stockholders’ equity	$688,800	$419,561

(1)

In the first quarter of fiscal 2019, the Company recorded an after-tax decrease to beginning retained earnings of $0.3 million for a change in accounting principle related to leases, and in the first quarter of fiscal 2018, the Company recorded an after-tax increase to beginning retained earnings of $0.6 million for a change in accounting principle related to revenue recognition.

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 29, 2019	December 30, 2018	December 29, 2019	December 30, 2018
Net sales	$244,094	$247,101	$996,495	$987,581
Cost of sales	167,057	176,748	684,473	686,732

Gross profit	77,037	70,353	312,022	300,849
Selling and administrative expense (1) (2) (3)	75,517	76,252	297,193	302,076

Operating income (loss)	1,520	(5,899)	14,829	(1,227)
Interest expense	849	1,065	3,046	3,374

Income (loss) before income taxes	671	(6,964)	11,783	(4,601)
Income tax expense (benefit) (4) (5)	315	(1,875)	3,338	(1,070)

Net income (loss) (1) (2) (3) (4) (5)	$356	$(5,089)	$8,445	$(3,531)

Earnings (loss) per share: (1) (2) (3) (4) (5)
Basic	$0.02	$(0.24)	$0.40	$(0.17)

Diluted	$0.02	$(0.24)	$0.40	$(0.17)

Dividends per share	$0.05	$0.05	$0.20	$0.50

Weighted-average shares of common stock outstanding:
Basic	21,132	20,990	21,103	20,977

Diluted	21,218	20,990	21,149	20,977

(1)

In the fourth quarter of fiscal 2019 and 2018, the Company recorded non-cash impairment charges of $0.5 million and $0.8 million, respectively, related to asset impairments, or $0.02 per diluted share and $0.03 per basic share, respectively.

(2)	In the second quarter of fiscal 2019, the Company recorded a pre-tax gain of $1.1 million, or $0.03 per diluted share, related to the favorable settlement of a software contract.
(3)	In the fourth quarter of fiscal 2018, the Company recorded a pre-tax charge of $1.1 million, or $0.04 per basic share, related to contract termination costs.
(4)

In the first half of fiscal 2019 and 2018, the Company recorded charges of $0.4 million, or $0.02 per diluted share, and $0.2 million, or $0.01 per basic share, respectively, to write-off deferred tax assets related to share-based compensation.

(5)

In the fourth quarter of fiscal 2018, the Company recorded a charge of $0.2 million, net of the federal income tax benefit, for a valuation allowance related to unused California Enterprise Zone Tax Credits, or $0.01 per basic share.